Exhibit 99.1

Hydrofarm Holdings Group Announces First Quarter 2024 Results
Significant Cost Savings Continue to Drive Improvement in Key Operating Metrics
Shoemakersville, PA — May 14, 2024 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its first quarter ended March 31, 2024.
First Quarter 2024 Highlights vs. Prior Year Period:
•Net sales decreased to $54.2 million compared to $62.2 million.
•Gross Profit Margin increased to 20.2% of net sales compared to 18.3%.
•Adjusted Gross Profit Margin(1) increased to 23.4% of net sales compared to 22.6%.
•Net loss improved to $12.6 million compared to $16.8 million.
•Adjusted EBITDA(1) increased to $0.3 million compared to $(2.1) million.
•Cash used in operating activities and Free Cash Flow(1) improved $6.7 million and $6.9 million, respectively.
(1) Adjusted Gross Profit (Loss), Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of non-GAAP to GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “We are pleased with our first quarter results, as we delivered Adjusted Gross Profit Margin(1) expansion for the fifth consecutive quarter driven by elevated operational productivity. We also recognized year-over-year improvements in our Net Loss and Free Cash Flow(1) and we achieved positive Adjusted EBITDA(1) as we further benefited from our restructuring actions and related cost saving initiatives. As we have mentioned the last several quarters, many of our restructuring actions have focused on rightsizing the elements of our business associated with durable products. These efforts have led to our decision to sell assets related to the production of certain durable equipment products, which we expect to result in improved profitability on the sale of our IGE branded products. Our restructuring plan has been effective so far, and we still expect to realize further cost savings in 2024. As a result of our accomplishments, we are reiterating our 2024 guidance of positive Adjusted EBITDA(1) and positive Free Cash Flow(1). We are also encouraged by potential demand tailwinds, including recent U.S. regulatory developments surrounding the rescheduling of cannabis. Our focus remains on selling higher margin products, and despite industry softness, we are confident in the fundamentals of our business and are optimistic about our opportunity for growth.”

First Quarter 2024 Financial Results
Net sales in the first quarter of 2024 decreased to $54.2 million compared to $62.2 million in the first quarter of 2023, mainly due to a 13% decline in volume/mix of products sold. The decrease in volume/mix was primarily related to an oversupply in the cannabis industry.
Gross profit decreased to $10.9 million, or 20.2% of net sales, during the first quarter of 2024, compared to $11.4 million, or 18.3% of net sales, in the prior year period. The decrease in gross profit was due to lower sales levels. Adjusted Gross Profit(1) decreased to $12.7 million, or 23.4% of net sales, compared to $14.1 million, or 22.6% of net sales, in the prior year period. Gross Profit Margin and Adjusted Gross Profit Margin(1) increased primarily as a result of the Company's restructuring actions and related cost saving initiatives which drove improved productivity in manufacturing facilities.

Selling, general and administrative (“SG&A”) expense was $19.6 million, compared to $24.4 million in the prior year period and Adjusted SG&A(1) expense was $12.3 million compared to $16.2 million in the prior year period. The decrease in SG&A and Adjusted SG&A(1) expense was primarily due to a reduction in facilities cost, professional fees, insurance cost, and compensation costs from headcount, which were aided by the Company's restructuring actions and related cost saving initiatives.
Net loss improved to $12.6 million, or $(0.28) per diluted share, compared to a net loss of $16.8 million, or $(0.37) per diluted share, in the prior year period. The improvement was primarily due to lower SG&A expenses.
Adjusted EBITDA(1) increased to $0.3 million, compared to $(2.1) million in the prior year period. The improvement related to lower Adjusted SG&A(1) expense and higher Adjusted Gross Profit Margin(1).
Balance Sheet, Liquidity and Cash Flow
As of March 31, 2024, the Company had $24.2 million in cash and approximately $25 million of available borrowing capacity on its Revolving Credit Facility. The Company ended the first quarter with $120.5 million in principal balance on its Term Loan outstanding, $9.4 million in finance leases, and $0.1 million in other debt outstanding. During the first quarter of 2024, the Company maintained a zero balance on its Revolving Credit Facility and was in compliance with debt covenants as of March 31, 2024.
The Company had net cash used in operating activities of $2.3 million and invested $1.4 million in capital expenditures, yielding Free Cash Flow(1) of $(3.7) million during the three months ended March 31, 2024. Free Cash Flow(1), which is typically seasonally low during the first quarter, improved by approximately $6.9 million from the same period last year.
Recent Action to Improve Profitability of Proprietary Branded IGE Products
On May 10, 2024, in connection with the Company’s restructuring of its durable manufacturing operations, the Company entered into an agreement with CM Fabrication, LLC, (“Buyer”) to sell assets relating to the production of certain durable equipment products for approximately $8.7 million (the “Asset Sale”).  The Asset Sale is expected to close in the second quarter of 2024, subject to customary closing conditions. The Company is also entering into an exclusive supply agreement with the Buyer to provide for contract manufacturing going forward for the Company's proprietary branded Innovative Growers Equipment, Inc. ("IGE") products.
The Company will continue to sell its proprietary branded IGE products, and as a result of the transaction, the Company expects improved profitability on future IGE branded product sales due to an anticipated decrease in fixed costs. The Company estimates it will record a loss on the disposition of the tangible and intangible assets of approximately $12 million in the second quarter of 2024, upon closing of the Asset Sale. The Company plans to reinvest the net proceeds from the Asset Sale into certain permitted investments, such as capital expenditures, and/or make an offer to prepay the corresponding amount of Term Loan principal.

Reaffirms Full Year 2024 Outlook
The Company is reaffirming its full year 2024 outlook:
•Net sales to decrease low to high teens in percentage terms.
•Adjusted EBITDA(1) that is positive.
•Free Cash Flow(1) that is positive.

Hydrofarm’s 2024 outlook also reaffirms the following assumptions, consistent with previous expectations:
•Improved year-over-year Adjusted Gross Profit Margin(1) resulting primarily from (i) cost savings associated with restructuring actions and related productivity initiatives and (ii) an expectation of minimal non-restructuring inventory reserves or related charges.
•Reduced year-over-year Adjusted SG&A(1) expense resulting primarily from (i) full year benefit of headcount reductions completed in 2023 and (ii) reductions in professional fees, facilities and insurance expenses.
•Reduction in inventory and net working capital helping to generate positive Free Cash Flow(1) for the full year.
•Capital expenditures of approximately $4.0 million to $5.0 million.
(1) Adjusted Gross Profit (Loss), Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of non-GAAP to GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
Conference Call and Presentation
The Company will host a conference call to discuss financial results for the first quarter 2024 today at 8:30 a.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call. An investor presentation is also available for reference on the Hydrofarm investor relations website.
The conference call can be accessed live over the phone by dialing 1-877-451-6152. The conference call will also be webcast live and archived on the Company's investor relations website at https://investors.hydrofarm.com/ under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, have materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; We may be unable to meet the continued listing standards of Nasdaq; Our restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended March 31,
	2024	2023
Net sales	$54,172	$62,178
Cost of goods sold	43,247	50,797
Gross profit	10,925	11,381
Operating expenses:
Selling, general and administrative	19,621	24,431
Loss from operations	(8,696)	(13,050)
Interest expense	(3,931)	(3,692)
Other income, net	215	40
Loss before tax	(12,412)	(16,702)
Income tax expense	(196)	(147)
Net loss	$(12,608)	$(16,849)

Net loss per share:
Basic	$(0.28)	$(0.37)
Diluted	$(0.28)	$(0.37)
Weighted-average shares of common stock outstanding:
Basic	45,813,729	45,263,822
Diluted	45,813,729	45,263,822

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$24,152	$30,312
Accounts receivable, net	22,468	16,890
Inventories	72,315	75,354
Prepaid expenses and other current assets	5,039	5,510
Total current assets	123,974	128,066
Property, plant and equipment, net	46,612	47,360
Operating lease right-of-use assets	51,886	54,494
Intangible assets, net	269,794	275,881
Other assets	1,750	1,842
Total assets	$494,016	$507,643
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,437	$12,613
Accrued expenses and other current liabilities	10,477	9,529
Deferred revenue	2,841	3,231
Current portion of operating lease liabilities	8,362	8,336
Current portion of finance lease liabilities	929	954
Current portion of long-term debt	1,278	2,989
Total current liabilities	39,324	37,652
Long-term operating lease liabilities	45,161	47,506
Long-term finance lease liabilities	8,498	8,734
Long-term debt	115,390	115,412
Deferred tax liabilities	3,232	3,232
Other long-term liabilities	4,382	4,497
Total liabilities	215,987	217,033
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 45,977,935 and 45,789,890 shares issued and outstanding at March 31, 2024, and December 31, 2023, respectively)	5	5
Additional paid-in capital	788,602	787,846
Accumulated other comprehensive loss	(7,226)	(6,497)
Accumulated deficit	(503,352)	(490,744)
Total stockholders’ equity	278,029	290,610
Total liabilities and stockholders’ equity	$494,016	$507,643

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
	2024	2023
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$10,925	$11,381
Depreciation, depletion and amortization	1,649	1,455
Restructuring expenses[1]	91	1,237
Adjusted Gross Profit (Non-GAAP)	$12,665	$14,073

As a percent of net sales:
Gross Profit Margin (GAAP)	20.2%	18.3%
Adjusted Gross Profit Margin (Non-GAAP)	23.4%	22.6%

	Three months ended March 31,
	2024	2023
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$19,621	$24,431
Depreciation, depletion and amortization	6,236	6,552
Restructuring expenses[1]	47	174
Stock-based compensation[2]	868	1,207
Severance and other[4]	134	295
Adjusted SG&A (Non-GAAP)	$12,336	$16,203

As a percent of net sales:
SG&A (GAAP)	36.2%	39.3%
Adjusted SG&A (Non-GAAP)	22.8%	26.1%

	Three months ended March 31,
	2024	2023
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(12,608)	$(16,849)
Interest expense	3,931	3,692
Income tax expense	196	147
Depreciation, depletion and amortization	7,885	8,007
Restructuring expenses[1]	138	1,411
Stock-based compensation[2]	868	1,207
Other income, net[3]	(215)	(40)
Severance and other[4]	134	295
Adjusted EBITDA (Non-GAAP)	$329	$(2,130)

As a percent of net sales:
Net loss (GAAP)	(23.3)%	(27.1)%
Adjusted EBITDA (Non-GAAP)	0.6%	(3.4)%

	Three months ended March 31,
	2024	2023
Reconciliation of Free Cash Flow[5]:
Net cash used in operating activities (GAAP)[5]:	$(2,297)	$(8,950)
Capital expenditures of Property, Plant and Equipment (GAAP)	(1,442)	(1,653)
Free Cash Flow (Non-GAAP)[5]:	$(3,739)	$(10,603)
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three months ended March 31, 2024, restructuring expenses related primarily to manufacturing facility consolidations, and the charges incurred to relocate and terminate certain facilities. For the three months ended March 31, 2023, restructuring expenses related primarily to the relocation and termination of certain facilities in Canada and the closure of the Company's supply chain management office in China.
2.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
3.Other income, net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses.
4.For the three months ended March 31, 2024, Severance and other charges primarily related to estimated legal costs related to certain litigation. For the three months ended March 31, 2023, the charges included the sale-leaseback transaction.
5.Gross proceeds of $8.6 million received during the first quarter of 2023 from a sale-leaseback of real estate located in Eugene, Oregon, was classified as a financing activity and is not reflected in cash flows from operating activities or Free Cash Flow.
Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges which represent fundamental changes to our operations, and other non-cash, unusual and/or infrequent costs (i.e., impairments, severance, acquisition and integration expenses, distribution center exit costs, and other income/expense, net), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as adjusted EBITDA (as defined above) divided by net sales realized in the respective period.
We define Adjusted Gross Profit (non-GAAP) as gross profit (GAAP) excluding depreciation, depletion, and amortization, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, and acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales realized in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, acquisition and integration expenses, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales realized in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities. The disclosed year over year improvement in Free Cash Flow represents the current period Free Cash Flow balance less the prior period Free Cash Flow balance.
We define Liquidity as total cash, cash equivalents and restricted cash, if applicable, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities, less cash, cash equivalents and restricted cash, if applicable.